Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Z Trim Holdings, Inc.

We consent to the use of our report dated April 9, 2010 with respect to the financial statements of Z Trim Holdings, Inc. as of and for the years ended December 31, 2009 and 2008, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1 filed by Z Trim Holdings, Inc. on July 29, 2010.

 /s/ M&K CPAS, PLLC

 Houston, Texas

July 29, 2010